EXHIBIT 99.1

Petroleum Development Corporation

Non-Employee Director Deferred Compensation Plan

Petroleum Development Corporation, a Nevada corporation (the "Company"), hereby establishes, effective June 1, 2004, a nonqualified deferred compensation plan for the benefit of Non-Employee Directors (defined below) of the Company. This plan shall be known as the Petroleum Development Corporation Non-Employee Director Deferred Compensation Plan (the "Plan"). The Plan was adopted by the Board on April 27, 2004.

ARTICLE I
DEFERRED COMPENSATION ACCOUNTS

Section 1.1 Establishment of Accounts. The Company shall established a "Deferred Account" (also referred to as an "Account") for each Participant which shall be equal in value at any point in time to the Benefit payable to the Participant under the Petroleum Development Corporation Non-Employee Director Deferred Compensation Trust (the "Trust").

ARTICLE II
DEFINITIONS, GENDER AND NUMBER

Section 2.1 Definitions. Whenever used in the Plan, the following words and phrases shall have the meaning set forth below unless the context plainly requires a different meaning, and when a defined meaning is intended, the term is capitalized.

(a) "Administrator" means the Board, or if and to the extent the Board does not administer the Plan, the Committee.

(b) "Beneficiary" or "Beneficiaries" means the individuals, trusts or other entities designated by a Participant in writing pursuant to Section 7.2(b) of the Plan as being entitled to receive any benefit payable under the Plan by reason of the death of a Participant, or, in the absence of such designation, the persons specified in Section 7.2(c) of the Plan.

(c) "Benefit" means the amounts credited to a Participant's Deferred Account pursuant to such Participant's Deferred Compensation Agreement as adjusted pursuant to Section 4.2.

(d) "Board" means the Board of Directors of the Company as constituted at the relevant time.

(e) "Change in Control" means any of the following events: the "Beneficial Ownership" of securities representing more than thirty-three percent (33%) of the combined voting power of the Company is acquired by any "person" as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company); or the stockholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation or to sell or otherwise dispose of all or substantially all of its assets, or adopt a plan of liquidation; or during any period of three consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period or whose election or nomination was previously so approved).

(f) "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute. References to a Code Section shall be deemed to be that section or to any successor to that section.

(g) "Committee" means the Compensation Committee of the Board.

(h) "Common Stock" means the common stock of the Company, par value $.01 per share, or any successor security.

(i) "Company" means Petroleum Development Corporation, a Nevada corporation.

(j) "Deferred Compensation Agreement" means the agreement to participate and defer compensation between a Participant and the Company.

(k) "Director" means an individual serving as a member of the Board of Directors of the Company.

(l) "Director's Compensation" of a Director for any Plan Year means that individual's total annual retainer, and any fees received for performance of the Director's functions, including fees for attendance or participation at meetings and for serving on a Board Committee or as a Committee or Board Chair. "Director's Compensation" shall not include expense reimbursements or options to purchase Common Stock.

(m) "Effective Date" means June 1, 2004, the date on which this Plan becomes effective.

(n) "Enrollment Period" means the period of December 1 to December 31 prior to the Plan Year to which a deferral election pursuant to a Deferred Compensation Agreement applies; provided, however, for the initial Plan Year, a Non-Employee Director may make a deferral election with respect to Director's Compensation to be paid for periods subsequent to the election within thirty (30) days after the Effective Date. The Enrollment Period for any newly elected Non-Employee Director shall be any time within thirty (30) days before or after the Director takes office and the deferral election shall apply to all Director's Compensation to be paid for periods subsequent to the election for the remainder of the Plan Year.

(o) "Non-Employee Director" means any Director who is not an employee of the Company or any of its affiliates or subsidiaries.

(p) "Participant" means a Non-Employee Director of the Company who has executed a Deferred Compensation Agreement and who maintains an Account under the Plan.

(q) "Plan" means this Petroleum Development Corporation Non-Employee Director Deferred Compensation Plan as set forth herein and as amended or restated from time to time.

(r) "Plan Year" means January 1 through December 31; provided, however, the initial Plan Year shall be a short Plan Year beginning on the Effective Date and ending December 31, 2004.

(s) "Termination Event" means a Participant ceases being a Non-Employee Director of the Company for any reason or a Change in Control.

(t) "Trust" means the Petroleum Development Corporation Non-Employee Director Deferred Compensation Trust.

Section 2.2 Gender and Number. Except as otherwise indicated by context, masculine terminology used herein also includes the feminine and neuter, and terms used in the singular may also include the plural.

ARTICLE III
PARTICIPATION

Section 3.1 Eligibility to Participate. Each Non-Employee Director of the Company may participate in this Plan.

Section 3.2 Election to Participate. Each Non-Employee Director may become a Participant in the Plan by electing to defer compensation in accordance with the terms of this Plan during an Enrollment Period. An election to defer shall be in writing and shall be made by executing a Deferred Compensation Agreement. Except with respect to new Non-Employee Directors or for the initial Plan Year, all elections to defer amounts under this Plan shall be made pursuant to a Deferred Compensation Agreement executed and filed with the Company before the year in which the amount deferred is earned. A deferral election made pursuant to a Deferred Compensation Agreement shall remain in effect until modified by the Participant. No modification shall be given effect with respect to a Plan Year to which the modification is intended to apply unless that modification is made prior to the beginning of that Plan Year.

Section 3.3 Cessation of Participation. Participation in the Plan shall continue until all of the Benefits to which the Participant is entitled have been paid in full.

ARTICLE IV
ENTRIES TO PARTICIPANTS' ACCOUNTS

Section 4.1 Deferrals. Pursuant to a Deferred Compensation Agreement in effect for the applicable Plan Year, a Participant may elect to defer all or a portion of Director's Compensation into his or her Deferred Account. A Participant's Deferred Account shall be credited with the dollar amount of Director's Compensation to be deferred as designated by such Participant in his or her Deferred Compensation Agreement on the date such compensation would otherwise have been payable.

Section 4.2 Adjustment to Accounts.

(a) Funding of Trust. An amount equal to the dollar amount credited to the Deferred Account of a Participant shall be deposited into the Trust on the date credited to the Deferred Account.

(b) Adjustment of Deferral Account. Amounts credited to the Deferral Account shall be adjusted to reflect the value of the assets credited to such Participant under the Trust.

Section 4.3 Distributions. A Participant's Deferred Account shall be debited for the same amount of any distribution made to such Participant from the Trust.

ARTICLE V
BENEFITS

Section 5.1 Timing of Distribution. The amounts credited to a Participant's Account shall be paid within a reasonable time after a Termination Event.

ARTICLE VI
VESTING

Section 6.1 Immediate Vesting. Participants shall be fully vested in their Account at all times.

ARTICLE VII
DISTRIBUTION OF BENEFITS

Section 7.1 Form of Benefit. A Participant shall receive his or her Benefits in a lump sum distribution. Payment of such lump sum distribution shall be in cash or in kind, as so determined by the Participant.

Section 7.2 Death Benefits.

(a) If a Participant dies prior to the time of payment of the Benefits, the Participant's Benefit shall be paid to the Beneficiary in a lump sum with a reasonable time following the Participant's death.

(b) Each Participant has the right to designate primary and contingent Beneficiaries for Benefits payable under the Plan. A beneficiary designation by a Participant shall be in writing on a form acceptable to the Company and shall be effective only upon delivery to the Company. A beneficiary designation may be revoked by a Participant at any time by delivering to the Company either written notice of revocation or a new beneficiary designation form. The beneficiary designation form last delivered to the Company prior to the death of a Participant shall control.

(c) In the event there is no beneficiary designation on file with the Company, or all Beneficiaries designated by a Participant have predeceased the Participant, the Benefits payable by reason of the death of the Participant shall be paid to the Participant's spouse, if living; if the Participant does not leave a surviving spouse, to the Participant's issue by right of representation; or, if there are no such issue then living, to the Participant's estate.

ARTICLE VIII
FUNDING

Section 8.1 Sources of Benefits. All Benefits under the Plan shall be paid when due by the Company out of the Trust.

Section 8.2 No Claim on Specific Assets. No Participant shall be deemed to have, by virtue of being a Participant in the Plan, any claim on any specific assets of the Company such that the Participant would be subject to income taxation on his Benefits under the Plan prior to distribution and the rights of Participants and Beneficiaries to Benefits to which they are otherwise entitled under the Plan shall be those of an unsecured general creditors of the Company.

ARTICLE IX
ADMINISTRATION OF THE PLAN

Section 9.1 Administrator. The Administrator shall be responsible for the general operation and administration of this Plan and for carrying out the provisions thereof.

Section 9.2 General Powers of Administration. The Plan shall be administered by the Administrator. The Administrator shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to this Plan.

Section 9.3 Claims Procedure. The Administrator shall notify a Participant in writing within ninety (90) days of the Participant's written application for Benefits of his or her eligibility or non-eligibility for Benefits under the Plan. If the Administrator determines that a Participant is not eligible for Benefits or full Benefits, the notice shall set forth the specific reasons for such denial, a specific reference to the provision of the Plan on which the denial is based, a description of any additional information or material necessary for the claimant to perfect his or her claim, a description of why it is needed, and an explanation of the Plan's claims review procedure and other appropriate information as the steps to be taken if the Participant wishes to have his or her claim reviewed. If the Administrator determines that there are special circumstances requiring additional time to make a decision, the Administrator shall notify the Participant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for an additional 90-day period. If a Participant is determined by the Administrator to be not eligible for Benefits, or if the Participant believes that he or she is entitled to greater or different Benefits, he or she shall have the opportunity to have his or her claim reviewed by the Administrator or filing a petition for review with the Administrator within sixty (60) days after receipt by him or her of the notice issued by the Administrator. Said petition shall state that specific reasons the Participant believes he or she is entitled to Benefits or greater or different Benefits. Within sixty (60) days after receipt by the Administrator of said petition, the Administrator shall afford the Participant (and his or her counsel, if any) an opportunity to present his or her position to the Administrator orally or in writing, and such Participant (or his counsel) shall have the right to review the pertinent documents, and the Administrator shall notify the Participant of its decision in writing within said sixty (60) day period, stating specifically the basis of said decision written in a manner calculated to be understood by the Participant and the specific provisions of the Plan on which the decision is based. If, because of the need for a hearing, the sixty (60) day period is not sufficient, the decision may be deferred for up to another sixty (60) day period at the election of the Administrator, but notice of this deferral shall be given to the Participant.

ARTICLE X

SHARES SUBJECT TO THE PLAN

Section 10.1 Number of Shares Available for Issuance. Subject to Section 10.2 herein, the maximum number of shares of Company Common Stock available for issuance under the Plan shall be fifty thousand (50,000). Shares issued under the Plan may be either authorized but unissued shares (subject to a maximum of fifty thousand (50,000) shares), treasury shares, shares purchased by the trustee of the Trust in the open market or any combination thereof.

Section 10.2 Adjustments. In the event of any change in the Company's corporate capitalization, such as a stock split or stock dividend, or a corporate transaction such as a merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, an adjustment shall be made in the number of shares of Common Stock which are reserved and may be issued under Section 10.1 and in the number and/or price of shares of Common Stock held in the Trust for Participants, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of shares of Common Stock subject to the Plan shall always be a whole number.

ARTICLE XI
MISCELLANEOUS

Section 11.1 Benefits Inalienable. Except as provided in Section 7.2, the right of any Participant, any Beneficiary, or any other person to the payment of any Benefits under this Plan shall not be assigned, transferred, pledged or encumbered.

Section 11.2 Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participant and his or her heirs, executors, administrators and legal representatives.

Section 11.3 Costs of Enforcement. If the Company, the Participant, any Beneficiary, or a successor in interest to any of the foregoing, brings legal action to enforce any of the provisions of this Plan, the prevailing party in such legal action shall be reimbursed by the other party for the prevailing party's costs of such legal action including, without limitation, reasonable fees of attorneys, accountants and similar advisors and expert witnesses.

Section 11.4 Disputes. Any dispute or claim relating to or arising out of this Plan that cannot be resolved pursuant to the internal dispute resolution processes implemented by the Administrator with respect to the Plan shall be resolved in the following manner. The Participant or Beneficiary, as the case may be, on the one hand, and the Administrator or its representative, on the other hand (collective, the "Parties"), shall meet to attempt to resolve such disputes. If the disputes cannot be resolved by the Parties, either Party may make a written demand for formal dispute resolution and specify therein the scope of the dispute. Within thirty (30) days after such written notification, the parties agree to meet for one day with an impartial mediator and consider dispute resolution alternatives other than litigation. If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one day mediation, either party may begin litigation proceedings.

Section 11.5 Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of West Virginia, without reference to the principles of conflicts of law thereof, to the extent such construction is not pre-empted by any applicable federal law.

Section 11.6 Entire Agreement. This Plan constitutes the entire understanding and agreement with respect to the subject matter contained herein, and there are no agreements, understandings, restrictions, representations or warranties among any Participant and the Company other than those set forth or provided for herein.

Section 11.7 Amendment and Termination.

(a) This Plan may be amended by the Board at any time in its sole discretion; provided, however, any amendment that would alter the irrevocable nature of an election or which would reduce the amount credited to a Participant's Account on the date of such amendment shall not be effective unless consented to in writing by the Participant or, if the Participant has died or is incompetent, the Participant's Beneficiary or conservator.

(b) Notwithstanding the foregoing paragraph or any other provision in this Plan to the contrary, the Board may terminate the Plan at any time. Within a reasonable period following termination of the Plan, Participants shall be distributed all Benefits due them. Any amounts not distributed after payment in full of all Benefits hereunder shall revert to the Company.

ARTICLE XII
TERM OF PLAN

The Plan shall remain in effect until terminated by the Board.